Exhibit 99.1
SEPTEMBER 27, 2011
For Immediate Release
Imperial Holdings Issues Statement Concerning
Federal Investigation into its Life Finance Business
BOCA RATON, Fla., September 27, 2011 — Imperial Holdings, Inc. (NYSE: IFT) (“Imperial”) was served today with a search warrant issued by a Magistrate Judge for the U.S. District Court in the Southern District of Florida.
Imperial is a specialty finance company providing liquidity solutions with a focus on individual life insurance policies and purchasing structured settlement payments. The Company understands that it and certain of its employees, including its chairman and chief executive officer, and its president and chief operating officer, are under investigation in the District of New Hampshire with respect to its life finance business.
During the exercise of the warrant the Company fully cooperated. There has been no action taken against the Company’s structured settlement business and the Company anticipates normal operations, across all of its business segments, will resume tomorrow.
“Today’s action comes as a complete surprise. We are not aware of any wrongdoing and will cooperate fully with all relevant authorities to assist them in their investigation,” said Antony Mitchell, chairman and chief executive officer, Imperial Holdings, Inc.
The Company has retained the law firm of Greenburg Traurig to assist the Company with responding to the investigation. A meeting of the company’s board of directors is scheduled for later tonight and the company will provide updates on a periodic basis as developments warrant.
About Imperial Holdings, Inc.
Imperial is a leading specialty finance company that, through its operating subsidiaries, provides customized liquidity solutions to owners of illiquid financial assets. Imperial’s primary operating units are Life Finance and Structured Settlements. In its Life Finance unit, Imperial provides premium finance loans to policyholders for the payment of premiums and purchases life insurance policies. In its Structured Settlements unit, Imperial purchases from individuals long-term annuity payments issued by highly rated U.S. domestic insurance companies. More information about Imperial can be found at www.imperial.com.
Safe Harbor Statement
This press release may contain certain “forward-looking statements” relating to the business of Imperial Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Imperial believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Imperial’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Imperial’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements attributable to Imperial or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Imperial does not assume a duty to update these forward-looking statements.
Company Contact:
David Sasso
Imperial Holdings, Inc.
Director- Investor Relations
561.672.6114
IR@imperial.com
www.imperial.com